Collaborative Investment Series Trust 485BPOS

Exhibit 99.(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report  dated  March  1,  2023,  relating  to  the  financial  statements  and  financial  highlights  of  Mercator  International Opportunity Fund, a series of Collaborative Investment Series Trust, for the year ended December  31,  2022,  and  to  the  references  to  our  firm  under  the  headings  “Financial  Highlights”  and  “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

April 28, 2023